UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2007

COMPUTER PROGRAMS AND SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-49796	74-3032373
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6600 Wall Street, Mobile, Alabama 36695

(Address of principal executive offices, including zip code)

(251) 639-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	At a meeting of the Board of Directors of Computer Programs and Systems, Inc. (the “Company”) held on October 15, 2007, James B. Britain was appointed to serve as the Company’s Controller effective November 1, 2007. In this capacity, Mr. Britain will serve as the Company’s principal accounting officer. As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 2, 2007, Darrell G. West, the Company’s current Controller, has been appointed to serve as the Company’s Vice President - Finance and Chief Financial Officer effective November 1, 2007. Mr. West will continue to serve as Controller until the appointment becomes effective. There are no arrangements or understandings between Mr. Britain and any other person pursuant to which he was appointed.

Prior to his appointment as Controller of CPSI, Mr. Britain, age 41, was Controller of Azalea Aviation, Inc., an airplane fueling company, in Mobile, Alabama from September 2006 through September 2007. From June 2000 until September 2006, Mr. Britain was Controller of McGuire Management Group, Pensacola, Florida, a diversified restaurant and commercial property company, where he was responsible for financial, accounting, human resource and risk management activities.

Mr. Britain does not have a fixed term of office and serves at the pleasure of the Board of Directors. There is no written employment agreement between Mr. Britain and the Company. Mr. Britain’s annual base salary is $104,000. Mr. Britain is eligible to receive discretionary bonuses and to participate in the Company’s 2002 Stock Option Plan and 2005 Restricted Stock Plan, as well as the Company’s regular benefit plans and programs.

(e)	In connection with the appointment of Darrell G. West to the position of Vice President - Finance and Chief Financial Officer effective November 1, 2007, the Compensation Committee on October 15, 2007 approved an increase in Mr. West’s annual base salary from $140,000 to $250,000.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER PROGRAMS AND SYSTEMS, INC.

Date: October 19, 2007	By:	/s/ J. Boyd Douglas
J. Boyd Douglas
President and Chief Executive Officer